SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUCOMMUN INCORPORATED

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DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7280

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2007

To the Shareholders of

Ducommun Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders of Ducommun Incorporated, a Delaware corporation (the “Corporation”), will be held at Ducommun Incorporated, 23301 Wilmington Ave., Carson, California, on Wednesday, May 2, 2007, at the hour of 9:00 o’clock A.M. for the following purposes:

1. To elect three directors to serve for three-year terms ending in 2010.

2. To approve the Corporation’s 2007 Stock Incentive Plan.

3. To ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the Corporation’s fiscal year ending December 31, 2007.

4. To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

March 12, 2007 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to attend the meeting in person.

To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.

By Order of the Board of Directors

James S. Heiser

Secretary

Carson, California

March 26, 2007

DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7280

PROXY STATEMENT

This Proxy Statement is being mailed on or about March 26, 2007 to shareholders of Ducommun Incorporated (the “Corporation”) who are such of record on March 12, 2007, in connection with the solicitation of proxies for use at the Corporation’s Annual Meeting of Shareholders to be held at 9:00 o’clock A.M. on May 2, 2007, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The accompanying proxy is solicited by the Board of Directors of the Corporation. Solicitation will be made by mail, interview, telephone, facsimile and Internet. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $5,000 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Corporation.

Proxies in the accompanying form will be voted in accordance with the instructions given therein. If no instructions are given, the proxies will be voted for the election as directors of the management nominees, for approval of the 2007 Stock Incentive Plan, for ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2007, and in their discretion on such other business as may properly come before the meeting. Any shareholder may revoke his proxy at any time prior to its use by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The close of business on March 12, 2007 has been fixed as the record date (the “Record Date”) for the determination of holders of shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Corporation had outstanding 10,313,304 shares (excluding treasury shares) of Common Stock, $.01 par value per share (the “Common Stock”). In the election of directors, holders of Common Stock have cumulative voting rights. Cumulative voting rights entitle a shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among one or more candidates. Votes may not be cast, however, for a greater number of candidates than the number of nominees named herein. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been obtained. In the election of directors, abstentions and broker non-votes will not be counted. On all other matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved.

In the election of directors, the candidates receiving the highest number of votes will be elected to fill the vacancies on the Board of Directors. The approval of the 2007 Stock Incentive Plan and the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2007 require approval by the affirmative vote of a majority of the votes cast.

The Corporation’s 2006 Annual Report to Shareholders is being mailed to shareholders with this Proxy Statement.

1. ELECTION OF DIRECTORS

Three directors (out of a total of eight) are to be elected at the forthcoming Annual Meeting to serve for three-year terms expiring at the Annual Meeting in 2010 and thereafter until their successors are elected and qualified. The nominees for such positions are H. Frederick Christie, Robert C. Ducommun and Eric K. Shinseki. In the absence of a contrary direction, proxies in the accompanying form will be voted for the election of the foregoing nominees. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur the person designated in the proxies will cast votes for other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the 2007 Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR MR. CHRISTIE, MR. DUCOMMUN AND MR. SHINSEKI.

The following information is furnished as of March 12, 2007, with respect to the persons who are nominees for election to the Board of Directors, as well as for the other five directors of the Corporation whose terms of office will continue after the 2007 Annual Meeting.

Name, Principal Occupation and Other Directorships	Age	Director Since	Term Expires
Joseph C. Berenato	60	1997	2009

Chairman of the Board, President and Chief Executive Officer of the Corporation; Director, SMALLCAP World Fund, Capital Income Builder, Inc., and Capital World Growth and Income Fund, Inc.; Trustee, New Economy Fund, Fundamental Investors and Growth Fund of America of the Capital Research & Management Company

H. Frederick Christie	73	1985	2010

Consultant; Director, IHOP Corp., Southwest Water Company, Capital Income Builder, Inc., SMALLCAP World Fund, AMCAP Fund, Capital World Growth and Income Fund, Inc., American Funds Target Date Retirement Series and American Mutual Fund, Inc.; Trustee, American Variable Insurance and New Economy Fund; and Director or Trustee of thirteen fixed income funds of the Capital Research & Management Company

Eugene P. Conese, Jr.	47	2000	2009
President and Chief Executive Officer, Aero Capital LLC (private investment and holding firm); Managing Partner, Gridiron Capital LLC (private equity firm)

Ralph D. Crosby, Jr.	59	2000	2009
Chairman and Chief Executive Officer, EADS North America (aerospace manufacturer); Director, American Electric Power Company, Inc.

Robert C. Ducommun	55	1985	2010
Business Advisor; Director, American Metal Bearing Company

Thomas P. Mullaney	73	1987	2008
Business Advisor; Director, Lucas Film Ltd.

Robert D. Paulson	61	2003	2008
Chief Executive Officer, Aerostar Capital, LLC (private investment firm); Director, Forgings International, LP, Wesco Aircraft Parts, Inc. and Nationwide Health Properties, Inc.

Eric K. Shinseki	64	2007	2010
Former Chief of Staff of the United States Army; Director, Honeywell International, Inc., Guardian Life Insurance Company of America, First Hawaiian Bank and Grove Farm Company

The Board of Directors met eight times in 2006. All incumbent directors attended seventy-five percent or more of the meetings of the Board of Directors and Committees of the Board on which they served during 2006. The Corporation strongly encourages all directors to attend the Annual Meeting of Shareholders, and all seven directors who were serving as directors at the time attended the 2006 Annual Meeting of Shareholders (Mr. Shinseki who was elected in 2007 did not attend). The Corporation has instituted a policy of holding regularly scheduled executive sessions of non-management directors to follow each regularly scheduled meeting of the full Board of Directors. Additional executive sessions of non-management directors may be held from time to time as required. The director serving as the presiding director at these executive sessions is the chair of the Corporate Governance and Nominating Committee. Currently, Mr. Paulson is the presiding director.

Each of the persons named above was elected by the shareholders at a prior annual meeting except for Mr. Shinseki who was elected by the Board of Directors in January 2007. Mr. Mullaney was previously a director of the Corporation in 1984 and 1985. The Board of Directors has determined that except for Mr. Berenato, the Corporation’s Chief Executive Officer and President, the nominees for election to the Board of Directors and all of the other directors whose terms of office will continue after the 2007 Annual Meeting of Shareholders do not have any relationship with the Corporation other than in connection with their service as directors and meet the independence standards of the New York Stock Exchange’s listing standards.

COMPENSATION OF DIRECTORS

Description of Director Compensation

Prior to July 1, 2006, directors who were not employees of the Corporation or a subsidiary were paid an annual retainer of $17,500 and received $1,000 for each Board of Directors meeting or committee meeting they attended. In addition, the chairman of the Audit Committee was paid an annual retainer of $5,000, the chairman of the Compensation Committee was paid an annual retainer of $3,000, and the chairman of the Corporate Governance and Nominating Committee was paid an annual retainer of $3,000.

Beginning July 1, 2006, directors who are not employees of the Corporation or a subsidiary are paid an annual retainer of $25,000 and receive $1,000 for each Board of Directors meeting or committee meeting they attend. In addition, the chairman of the Audit Committee is paid an annual retainer of $7,500, the chairman of the Compensation Committee is paid an annual retainer of $5,000, and the chairman of the Corporate Governance and Nominating Committee is paid an annual retainer of $5,000.

Under the Directors Deferred Income and Retirement Plan, a director may elect to defer payment of all or part of his fees for service as a director until he retires as a director. Deferred directors’ fees may be placed, at the election of the director, in an interest account or a phantom stock account which tracks the Common Stock of the Corporation with dividends (if any), and will be paid with earnings thereon following the retirement of the director. Upon retirement, Mr. Christie, Mr. Ducommun and Mr. Mullaney each will receive the annual retainer fee in effect at the time of retirement or at the time of payment, whichever is higher, for life or for a period of years equal to his service as a director prior to 1997 (when the accrual of additional years of service was terminated), whichever is shorter, provided that the director retires after the age of 65, and is not an employee of the Corporation when he retires (the “retirement benefits”). The value of retirement benefits for each of Mr. Christie, Mr. Ducommun and Mr. Mullaney increased in 2006 principally because of the increase in the annual retainer fee from $17,500 to $25,000.

Directors are also eligible to participate in the Corporation’s Stock Incentive Plans. Directors who are not employees of the Corporation or a subsidiary, following each annual meeting of shareholders, in 2006 were granted stock options to purchase 3,000 shares, and in 2007 are expected to be granted stock options to purchase 3,000 shares, of Common Stock of the Corporation at an exercise price equal to 100% of the closing price of the Corporation’s Common Stock on the New York Stock Exchange on the date of grant.

2006 Director Compensation Table

The following table presents the compensation earned or paid by the Corporation to the non-employee directors for the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
H. Frederick Christie	47,000	36,229	60,154	143,383

Eugene P. Conese, Jr.	36,750	36,229	0	72,979

Ralph D. Crosby, Jr.(5)	34,250	36,229	0	70,479

Robert C. Ducommun	41,250	36,229	27,598	105,077

Thomas P. Mullaney	42,750	36,229	60,154	139,133

Robert D. Paulson	43,750	34,140	0	77,890

(1)	Mr. Shinseki is not included in the table since he was elected as a director by the Board of Directors on January 31, 2007.
(2)	At December 31, 2006, stock options were outstanding as follows: (a) 15,000 shares for each of Messrs. Christie, Conese, Crosby, Ducommun and Mullaney, and (b) 12,000 shares for Mr. Paulson.
(3)	The methodology and assumptions used in the valuation of stock option awards are contained in footnote 10 to the Corporation’s financial statements included in Form 10-K for the year ended December 31, 2006.
(4)	Each director was granted a stock option in 2006 to purchase 3,000 shares of Common Stock which had a fair value of $24,120 on the date of grant.
(5)	Mr. Crosby’s director’s fees were deferred into an account to which 1,675.86 shares of phantom stock were credited, in lieu of cash, in 2006.

COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has standing Audit, Compensation, and Corporate Governance and Nominating Committees. The members of the Audit Committee are Messrs. Christie, Conese and Ducommun. The Audit Committee, which met formally six times during 2006, oversees the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal audit function and the Corporation’s independent auditor. The Audit Committee is governed by a charter which was adopted by the Board of Directors, and which is attached to this Proxy Statement as Appendix A. The Corporation’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Christie, the chairman of the Audit Committee, is an audit committee financial expert as such term is defined under the regulations of the SEC.

The members of the Compensation Committee are Messrs. Crosby, Mullaney and Paulson. The Compensation Committee, which met formally four times during 2006, reviews and recommends compensation for executive officers, grants stock options and administers stock option programs, reviews and recommends retirement plans, employment agreements and severance arrangements for executive officers, and oversees the evaluation of management of the Corporation. All of the members of the Compensation Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The members of the Corporate Governance and Nominating Committee are Messrs. Ducommun, Mullaney and Paulson. The Corporate Governance and Nominating Committee, which met formally one time during 2006, reviews and recommends to the Board of Directors the nominees for election as directors of the Corporation and oversees the corporate governance of the Corporation. All of the members of the Corporate Governance and Nominating Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The charters of each of the committees of the Board of Directors and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website at www.ducommun.com and are available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209, Attn: James S. Heiser, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, no member of the Compensation Committee of the Board of Directors was or had been an officer or employee of the Corporation, or had any relationship requiring disclosure hereunder. During 2006, no executive officer of the Corporation served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors or as a director of the Corporation.

NOMINATING PROCESS

The Corporate Governance and Nominating Committee will consider director candidates recommended by security holders of the Corporation, provided that any security holder recommending a director candidate must have beneficially owned more than five percent (5%) of the Corporation’s voting common stock continuously for at least one (1) year as of the date the recommendation is made and any such security holder may submit the name of only one person each year for consideration as a director candidate. All such security holders’ recommendations of director candidates must be submitted to the Secretary of the Corporation in writing no later than October 31 of the year preceding the annual meeting of shareholders, and must include (i) the full name, address and Social Security number of the director candidate recommended, (ii) the full name, address and taxpayer identification number of each of the security holders, and (iii) an affidavit of each of the security holders that they satisfy the minimum beneficial ownership of common stock requirements set forth above.

The Corporate Governance and Nominating Committee believes that all Committee-recommended nominees for election as a director of the Corporation must, at a minimum, have (i) diverse expertise, business experience, sound judgment and a record of accomplishment in areas relevant to the Corporation’s business activities, (ii) unquestionable integrity, (iii) commitment to representing the interests of the Corporation’s shareholders, (iv) willingness to devote sufficient time, energy and attention to carrying out their duties and responsibilities effectively, and (v) willingness to serve on the Board for an extended period of time.

The Corporate Governance and Nominating Committee also believes that at least a majority, and preferably two-thirds, of the Corporation’s directors must be independent under the NYSE rules, and that at least one member of the Board of Directors must be an “audit committee financial expert” as defined by SEC rules. All persons to be considered for nomination as a director of the Corporation by the Corporate Governance and Nominating Committee must complete a questionnaire, provide such additional information as the Corporate Governance and Nominating Committee may request, and meet in person with directors of the Corporation.

SECURITY HOLDERS AND OTHER INTERESTED PARTIES

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Security holders and other interested parties may communicate with the Corporation’s Board of Directors in writing by mail, addressed to Board of Directors, Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209. Persons wishing to communicate with the Board of Directors should include their full name and address. Security holders and other interested parties wishing to communicate with the Board of Directors should also include the number of shares of common stock beneficially owned, and the name of the record holder of the common stock if different from themselves (e.g., the name of any broker or bank holding the stock). The Corporation initially intends to forward all communications from security holders and other interested parties in the manner described above to the Corporate Governance and Nominating Committee members, who will then determine whether the communications should be distributed to the entire Board of Directors of the Corporation. If the Board of Directors of the Corporation receives a substantial number of communications from security holders and other interested parties, the Corporate Governance and Nominating Committee may delegate to the general counsel of the Corporation the screening of these communications to remove solicitations and communications unrelated to the Corporation’s business. Should shareholders or other interested parties desire to communicate with the Corporation’s presiding director or non-management directors as a group, such communications should be addressed to either the presiding director or the non-management directors at the address set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and to furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations that no Forms 5 were required, the Corporation believes that during its past fiscal year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a) except that Mr. Heiser, Mr. Williams and all directors (except Mr. Berenato and Mr. Shinseki) each failed to report one transaction on a timely basis on one Form 4 that was subsequently filed.

CODE OF ETHICS

The Corporation has adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics, the text of each of which is posted on the Corporation’s website at www.ducommun.com and is available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209, Attn: James S. Heiser, Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show the name and address of the beneficial owners, amount and nature of beneficial ownership and percentage ownership of persons or groups known by the Corporation to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of December 31, 2006 (except for Mr. Ducommun who is shown as of March 12, 2007). The tables below also show the name, amount and nature of beneficial ownership and percentage ownership of each director and nominee for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group as of March 12, 2007 (except for David H. Dittemore who is no longer an executive officer of the Corporation). Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Corporation knows of no contractual arrangements which may at a subsequent date result in a change in control of the Corporation.

For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

Security Ownership of Certain Beneficial Owners

Name and Address of Shareholders	Number of Shares		Percentage of Class
Robert C. Ducommun 1155 Park Avenue New York, NY 10128	632,746	(1)	6.1%

The Clark Estates, Inc. One Rockefeller Plaza, 31st Floor New York, NY 10020	919,907	(2)	8.9%

Dimensional Fund Advisors, Inc. 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	815,576	(3)	7.9%

FMR Corp. 82 Devonshire Street Boston, MA 02109	1,022,900	(3)	9.9%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,119,300	(5)	10.9%

(1)	The number of shares includes (i) 50,000 shares held by a foundation of which Mr. Ducommun is an officer, (ii) 162,346 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) a total of 3,400 shares owned by Mr. Ducommun’s wife, daughter and step-daughters and 3,000 shares owned by his nephews, as to which he disclaims any beneficial interest, and (iv) 12,000 shares issuable upon exercise of stock options. Mr. Ducommun has sole voting and sole investment power as to 414,000 shares, shared voting power as to 162,346 shares and shared investment power as to 56,400 shares.
(2)	The information is based on a Schedule 13G filed with the SEC dated February 13, 2007.
(3)	The information is based on a Schedule 13G filed with the SEC dated February 1, 2007.
(4)	The information is based on a Schedule 13G filed with the SEC dated February 14, 2007. FMR Corp. has sole investment power as to 1,022,900 shares. These shares are held by the Fidelity Low Priced Stock Fund.
(5)	The information is based on a Schedule 13G filed with the SEC dated January 19, 2007.

Security Ownership of Directors and Management

Name	Number of Shares(1)	Percentage of Class
Joseph C. Berenato	131,330	1.3%
H. Frederick Christie	23,159	*
Eugene P. Conese, Jr.	18,844	*
Ralph D. Crosby, Jr.	19,111	*
Robert C. Ducommun	632,746	6.1%
Thomas P. Mullaney	16,500	*
Robert D. Paulson	22,000	*
Eric K. Shinseki	0	*
Gregory A. Hann	0	*
James S. Heiser	14,802	*
Anthony J. Reardon	44,514	*
John J. Walsh	13,000	*
Samuel D. Williams	12,500	*
All Directors and Executive Officers as a Group (14 persons)	951,006	9.0%

*	Less than one percent.
(1)	The number of shares includes the following shares that may be purchased within 60 days after March 12, 2007 by exercise of outstanding stock options: 62,500 by Mr. Berenato, 15,000 by each of Messrs. Crosby and Mullaney, 12,000 by each of Messrs. Christie, Conese, Ducommun and Paulson, 7,500 by Mr. Heiser, 44,500 by Mr. Reardon, 13,000 by Mr. Walsh, 12,500 by Mr. Williams and 220,500 by all directors and executive officers as a group. The number of shares for Mr. Berenato includes 9,750 held in an IRA for the benefit of himself, 14,700 held in trust for the benefit of his children, and 425 held in an IRA for the benefit of his wife.
(2)	See the information set forth in Note 1 to the table under “Security Ownership of Certain Beneficial Owners.”

COMPENSATION OF EXECUTIVE OFFICERS

2006 Compensation Discussion and Analysis

Overview

Decisions relating to compensation of the Corporation’s executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an independent director of the Corporation.

Compensation awarded to, earned by, or paid to the Corporation’s executive officers during 2006, who are listed in the tables below, consists principally of the following:

•	Salary paid on a bi-weekly basis,

•	Annual cash bonus paid in the first quarter of the following year, and

•	Nonqualified stock options which are granted each year and vest over the subsequent four years.

Effective January 1, 2007, executive officers also will be eligible to receive awards of performance stock units.

The Corporation has entered into key executive severance agreements with certain of its executive officers, and all of the executive officers are covered by the Corporation’s unwritten severance practices. During 2006, the Corporation entered into a separate agreement with its former president and chief operating officer, pursuant to which the Corporation agreed to continue to pay his salary, to provide certain benefits and to allow for vesting and exercise of stock options for a period of eighteen (18) months following the termination of his employment.

Other compensation paid to executive officers is not material. The Corporation generally does not provide any pension, profit sharing or other similar retirement benefits, or many of the executive perquisites typically provided by other companies to their senior executives.

Each element of compensation of the chief executive officer is approved by the Compensation Committee. Each element of compensation of the other executive officers is recommended by the chief executive officer and approved by the Compensation Committee.

Compensation Objectives

The Corporation’s compensation programs are designed to provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals, recognize individual initiative and performance, and assist the Corporation in attracting and retaining qualified executives. The Corporation intends for overall compensation of executive officers to be at levels that are broadly competitive with other companies of similar size.

The Corporation’s philosophy in the compensation of its executive officers is oriented towards a “pay-for-performance” approach. Except for salaries, virtually all other compensation of executive officers is performance based as follows:

•

Annual cash bonuses are designed to reward the achievement of annual financial goals. In particular, annual cash bonuses are based on the Corporation’s actual financial performance compared to targets for net income, operating income (for subsidiary presidents only) and cash from operations, and on the individual performance of executive officers.

•

Nonqualified stock options are designed to reward the achievement of long-term growth in the Corporation’s stock price. Nonqualified stock options are granted at 100% of the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant, and vest in increments over a period of four (4) years. Stock options will have value to the executive officers only to the extent of any increase in the Corporation’s stock price.

The Corporation does not target any specific mix of cash versus non-cash compensation or immediate payout versus long-term compensation for its executive officers. Instead, each element of compensation (salary, annual cash bonus and stock-based compensation) is paid or awarded in amounts which are each intended to be market competitive and consistent with the principles described above and internal pay equity within the Corporation.

Salaries

The Corporation pays salaries to its executive officers in consideration of the performance of specific roles and responsibilities. Changes in salaries for executive officers are generally effective as of March 15 of each year. Mr. Berenato’s salary was increased on January 1, 2006 for the first time since January 1, 2004, but is expected to be reviewed on an annual basis hereafter.

Increases in salaries are made in recognition of each executive officer’s fulfillment of his position’s roles and responsibilities, as well as any increase in the scope of an executive officer’s responsibilities. The amounts of salary increases for executive officers during 2006 were based on what the Compensation Committee believed to be prevailing competitive market practices and ranged from increases of 3% to 5% per annum.

Mr. Hann was hired as the Corporation’s chief financial officer and treasurer in June 2006. Mr. Hann’s salary was set in an amount necessary to attract him to the position and consistent with internal pay equity within the Corporation.

Annual Cash Bonuses

Annual cash bonuses are awarded based on the Corporation’s actual financial performance compared to targets for net income, operating income (for subsidiary presidents only) and cash from operations, and on the individual performance of executive officers. The Compensation Committee approves at the beginning of the year the thresholds, targets, and maximums for the financial performance measures and the formula for funding the bonus pool. The threshold, target and maximum for 2006 for net income and cash from operations of the Corporation for purposes of funding the 2006 bonus pool were as follows:

	Threshold	(in $000s) Target	Maximum
Net Income	11,954	14,943	20,920
Cash from Operations	21,137	26,421	36,990

The targets for operating income for the subsidiaries in 2006 would have required each subsidiary to substantially exceed its business plan for the year. The Corporation has established net income, operating income (for subsidiaries) and cash from operations as the financial performance measures under the annual cash bonus plan in order to link executive compensation directly to corporate profitability and the cash flows necessary to support the Corporation’s growth.

Annual cash bonuses are targeted at 50% of salary for the chief executive officer, and 30% to 40% of salary for the other executive officers depending upon the particular executive officer involved. Annual cash bonuses can range from zero to an upper range of three times the targeted percentage of salary for each executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which differ from the formula-based amounts, including awarding bonuses in excess of the maximum amounts based upon the qualitative assessment of an individual’s performance and contributions during the year, the importance of the individual’s position within the Corporation, internal pay equity and retention considerations.

In 2006, the Corporation exceeded the pre-established thresholds for net income and cash from operations, but failed to reach the targets for either of these financial measures. Annual cash bonuses awarded for 2006 to the chief executive officer and the other executive officers, except for the subsidiary presidents, were awarded in amounts generally consistent with the formula under the annual cash bonus plan. With respect to the subsidiary presidents, annual cash bonuses were awarded for 2006 in amounts in excess of the formula-based calculation in order to recognize each of their individual performances during the year.

The Corporation does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Compensation Committee would evaluate whether adjustments are appropriate based upon the facts and circumstances surrounding the restatement and existing laws.

Stock-Based Compensation

Nonqualified stock options are granted periodically to executive officers to attract, motivate and retain these employees. The Corporation grants stock options to executive officers to encourage executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Corporation’s stock price. Stock options are inherently performance-based since the stock options will have value to the executive officers only to the extent of any increase in the Corporation’s stock price.

Stock options are typically granted in late June of each year on a date which is convenient for the Compensation Committee members to meet, but stock options may be granted at other times in the event of the new hire of an executive officer or the special award of a stock option to recognize individual performance. The Compensation Committee establishes the meeting dates and grant dates for stock options and does not determine these dates based on knowledge of material nonpublic information or in response to the Corporation’s stock price.

Stock options are granted at 100% of the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant, and vest in increments of 25% of the number of shares granted on the anniversary date of the grant so that the options are fully exercisable four (4) years after the date of grant. However, stock options become fully exercisable immediately in the event of a change in control of the Corporation, as defined in the stock option agreements.

In 2006, nonqualified stock options generally were granted to executive officers in amounts consistent with the Corporation’s recent historical pattern of stock option grants, but were reduced to some extent by the limited number of shares available under the Corporation’s existing stock incentive plans. Mr. Hann received an initial stock option grant in 2006 in connection with his recruitment as the Corporation’s new chief financial officer and treasurer as an inducement to his employment by the Corporation in those roles. Mr. Walsh received a special stock option grant in January 2006 to provide an added long-term incentive. The special stock option grant to Mr. Walsh was in lieu of an annual cash bonus for 2005 (Mr. Walsh received no bonus for 2005).

Effective January 1, 2007, executive officers are expected to receive annual grants of performance stock units which will be earned and become vested based upon the achievement of specific performance targets over a three-year performance period. The performance stock units will serve the same purposes as the nonqualified stock options discussed above. The performance stock units are also intended to provide a tighter link between executive compensation and the long-term financial performance of the Corporation.

Severance and Change in Control Agreements and Practices

As described above, stock-based compensation vests immediately in the event of a change in control of the Corporation. All of the Corporation’s stock-based compensation programs have provided, for many years, for immediate vesting of stock options granted to all covered employees in the event of a change in control as a matter of fairness to the employees.

Messrs. Berenato, Heiser, Reardon and Williams each are parties to key executive severance agreements entered with the Corporation. The Corporation also has an unwritten severance practice which applies in the event of the termination without cause of an executive officer. Benefits under the unwritten severance practice are in addition to benefits under the key executive severance agreements. Mr. Dittemore resigned as president and chief operating officer of the Corporation on February 8, 2006. On March 8, 2006, the Corporation and Mr. Dittemore entered into a severance agreement. See the discussion below under the caption “Potential Payments Upon Termination or Change in Control.”

Key executive severance agreements are considered to be a necessary part of the process in the recruitment and retention of qualified executives. The Corporation’s unwritten severance practice for executive officers is a part of the Corporation’s broader severance practices which apply to all employees (except union employees), although the amount of severance eligibility will vary from employee to employee depending on position, length of service, the business reasons for the termination and other factors. The key executive severance agreements and unwritten severance practice are used by the Corporation to allow its executives to focus on shareholder interests in considering strategic alternatives and to provide income protection for executives in the event of an involuntary termination of employment.

Other Compensation

Other compensation and personal benefits paid or made available to executive officers is not material. The Corporation provides an automobile allowance to executive officers, which partially compensates them for the termination of the company car program approximately three years ago. Medical, dental, life and other insurance benefits, and 401(k) matching contributions, are provided to executive officers on a non-discriminatory basis with other employees of the Corporation. Executive officers may elect to defer certain amounts of salary and bonus (beyond the 401(k) limits). No matching contributions are made with respect to these deferred compensation amounts. Interest is paid by the Corporation on such deferred compensation at the “reference rate” of Bank of America in effect from time to time. On a multi-year basis, the interest rate paid on deferred compensation does not differ materially from the Corporation’s cost of borrowing for similar maturities.

2006 Summary Compensation Table

The Summary Compensation Table and the other tables which follow disclose (in accordance with SEC rules) the compensation for the fiscal year ended December 31, 2006 awarded to, earned by or paid to all individuals serving as the Corporation’s chief executive officer during 2006, all individuals serving as the Corporation’s chief financial officer during 2006, the other three most highly paid executive officers of the Corporation (including subsidiary presidents) who were serving as executive officers at the end of 2006, and the Corporation’s former president and chief operating officer who was not serving as an executive officer at the end of 2006 (collectively, the “named executive officers”). Columns have been omitted from the tables when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any fiscal year covered by the table.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Joseph C. Berenato	2006	469,414	231,930	175,000	4,369	19,527	900,240
Chairman, Chief Executive Officer and President

Gregory A. Hann(4)	2006	143,231	21,899	45,000	0	8,348	218,478
Vice President, Chief Financial Officer and Treasurer

James S. Heiser(4)	2006	263,044	105,309	82,000	10,354	17,261	477,968
Vice President, Chief Financial Officer, Treasurer, General Counsel and Secretary

Anthony J. Reardon	2006	248,027	143,001	90,000	0	18,362	499,390
President, Ducommun AeroStructures, Inc.

John J. Walsh	2006	242,616	95,770	75,000	0	13,940	427,326
President, Ducommun Technologies, Inc.

Samuel D. Williams	2006	185,044	62,267	46,000	6,226	17,353	316,890
Vice President, Controller and Assistant Treasurer

David H. Dittemore(5)	2006	42,640	177,899	0	0	542,514	763,053
Former President and Chief Operating Officer

(1)	The methodology and assumptions used in the valuation of stock option awards are contained in footnote 10 to the Corporation’s financial statements included in Form 10-K for the year ended December 31, 2006.
(2)	Non-equity incentive plan compensation was earned for the year ended December 31, 2006 and paid in the first quarter of 2007.
(3)	The amounts represent interest on deferred compensation in excess of 120% of the applicable federal long-term interest rate.
(4)	Mr. Hann became vice president, chief financial officer and treasurer on June 21, 2006. In addition to his other positions, Mr. Heiser was the chief financial officer and treasurer until June 21, 2006.
(5)	Mr. Dittemore’s employment as president and chief operating officer terminated on February 8, 2006.

The following table discloses each item included in the “All Other Compensation” column for 2006 in the Summary Compensation Table above.

Name	Year	Automobile Allowance ($)	Life Insurance Premiums ($)	Company Contributions to 401(k) Plan ($)	Severance Payments/ Accruals ($)(1)	Accrued Vacation Pay-Off	Total ($)
Joseph C. Berenato	2006	12,732	2,395	4,400	0	0	19,527
Gregory A. Hann	2006	6,366	582	1,400	0	0	8,348
James S. Heiser	2006	12,732	129	4,400	0	0	17,261
Anthony J. Reardon	2006	12,732	1,230	4,400	0	0	18,362
John J. Walsh	2006	12,732	1,208	0	0	0	13,940
Samuel D. Williams	2006	12,732	920	3,701	0	0	17,353
David H. Dittemore	2006	2,122	197	1,510	525,445	13,240	542,514

(1)	Mr. Dittemore resigned as president and chief operating officer of the Corporation on February 8, 2006. The Corporation and Mr. Dittemore subsequently entered into a Severance Agreement, pursuant to which the Corporation agreed to continue to pay Mr. Dittemore’s base salary ($340,000 per year) and to continue to provide certain life insurance, medical insurance and dental insurance benefits until August 10, 2007.

2006 Grants of Plan-Based Awards Table

The 2006 Bonus Plan provides for annual cash bonus awards to be determined by the Compensation Committee with consideration given to the Corporation achieving pre-established levels of net income and cash from operations, and on the individual performance of executive officers, during the year ended December 31, 2006. The Corporation’s subsidiary presidents are also measured based upon the operating income and cash from operations of their operating units. Annual cash bonuses are targeted at 50% of salary for the chief executive officer, and 30% to 40% of salary for the other executive officers depending on the particular executive officer involved. Annual cash bonuses can range from zero to an upper range of annual bonus eligibility of three times the targeted percentage of salary for each executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which differ from the formula-based amounts, including awarding bonuses in excess of the maximum amounts. An executive officer must be employed by the Corporation or a subsidiary at the time of payment in order to be eligible to receive a bonus under the 2006 Bonus Plan. Bonuses under the 2006 Bonus Plan were paid in the first quarter of 2007.

Nonqualified stock options were granted at an exercise price equal to 100% of the closing price of the Corporation’s common stock on the date of grant. The stock options become exercisable in increments of 25% of the number of shares granted on the anniversary date of the date of grant so that the options are fully exercisable on and after June 26, 2010. However, the stock options become fully exercisable immediately in the event of a change in control of the Corporation. A change of control of the Corporation is defined in the stock option agreements to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Such sale, lease, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in certain circumstances by The Clark Estates, Inc., of 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Corporation. The exercise price for the stock options may be paid by delivery of already owned shares.

The following table provides information on the 2006 Bonus Plan and the grant of nonqualified stock options to the named executive officers during 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)(1)	Maximum ($)(1)(2)
Joseph C. Berenato
2006 Bonus Plan	—	0	235,000	705,000	—	—	—
Non-Qualified Stock Option	6/26/06	—	—	—	20,000	19.05	169,600

Gregory A. Hann(3)
2006 Bonus Plan	—	0	59,226	177,678	—	—	—
Non-Qualified Stock Option	6/26/06	—	—	—	20,000	19.05	169,600

James S. Heiser
2006 Bonus Plan	—	0	106,000	318,000	—	—	—
Non-Qualified Stock Option	6/26/06	—	—	—	10,000	19.05	84,800

Anthony J. Reardon
2006 Bonus Plan	—	0	100,000	300,000	—	—	—
Non-Qualified Stock Option	6/26/06	—	—	—	12,000	19.05	101,760

John J. Walsh
2006 Bonus Plan	—	0	98,000	294,000	—	—	—
Non-Qualified Stock Option	1/31/06	—	—	—	10,000	22.78	99,100
Non-Qualified Stock Option	6/26/06	—	—	—	12,000	19.05	101,760

Samuel D. Williams
2006 Bonus Plan	—	0	56,100	168,300	—	—	—
Non-Qualified Stock Option	6/26/06	—	—	—	5,000	19.05	42,400

David H. Dittemore	—	—	—	—	—	—	—

(1)	The target and maximum amounts of awards are based on the salary of each of the named executive officers at December 31, 2006.
(2)	The Compensation Committee, in its discretion, has the authority to approve payments under the 2006 Bonus Plan in excess of the maximum amounts.
(3)	Mr. Hann’s target and maximum amounts are prorated for the portion of the year he was employed by the Corporation.

2006 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on unexercised stock options granted to the named executive officers that were outstanding on December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Joseph C. Berenato
Stock option granted 8/2/01	25,000	0	13.20	8/1/08
Stock option granted 7/17/03	37,500	12,500	15.80	7/16/10
Stock option granted 6/23/04	20,000	20,000	19.90	6/22/11
Stock option granted 6/30/05	5,000	15,000	16.91	6/29/12
Stock option granted 6/26/06	0	20,000	19.05	6/25/13

Gregory A. Hann
Stock option granted 6/26/06	0	20,000	19.05	6/25/13

James S. Heiser
Stock option granted 7/17/03	0	6,250	15.80	7/16/10
Stock option granted 6/23/04	7,500	7,500	19.90	6/22/11
Stock option granted 6/30/05	2,500	7,500	16.91	6/29/12
Stock option granted 6/26/06	0	10,000	19.05	6/25/13

Anthony J. Reardon
Stock option granted 3/25/03	6,250	3,750	10.02	3/24/10
Stock option granted 7/17/03	22,500	7,500	15.80	7/16/10
Stock option granted 6/23/04	9,000	9,000	19.90	6/22/11
Stock option granted 6/30/05	3,000	9,000	16.91	6/29/12
Stock option granted 6/26/06	0	12,000	19.05	6/25/13

John J. Walsh
Stock option granted 9/14/04	7,500	7,500	21.95	9/13/11
Stock option granted 6/30/05	3,000	9,000	16.91	6/29/12
Stock option granted 1/31/06	0	10,000	22.78	1/30/13
Stock option granted 6/26/06	0	12,000	19.05	6/25/13

Samuel D. Williams
Stock option granted 7/17/03	11,250	3,750	15.80	7/16/10
Stock option granted 6/23/04	5,000	5,000	19.90	6/22/11
Stock option granted 6/30/05	1,250	3,750	16.91	6/29/12
Stock option granted 6/26/06	0	5,000	19.05	6/25/13

David H. Dittemore
Stock option granted 9/15/03	12,500	12,500	16.90	9/14/10
Stock option granted 6/23/04	6,250	12,500	19.90	6/22/11
Stock option granted 6/30/05	3,750	11,250	16.91	6/29/12

(1)	The unexercisable stock options become exercisable in increments on the anniversary date of the date of grant as follows: (i) for stock options granted in 2003, all become exercisable in 2007, (ii) for stock options granted in 2004 one-half become exercisable in each of 2007 and 2008, (iii) for stock options granted in 2005 one-third become exercisable in each of 2007, 2008 and 2009, and (iv) for stock options granted in 2006 one-fourth become exercisable in each of 2007, 2008, 2009 and 2010. Notwithstanding the foregoing, (a) all of the stock options will become immediately exercisable in the event of a change in control of the Corporation, and (b) further vesting of Mr. Dittemore’s stock options will cease on August 10, 2007.

2006 Option Exercises and Stock Vested Table

The following table provides information on the exercise of stock options by the named executive officers during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Joseph C. Berenato	35,000	310,000
Gregory A. Hann	0	0
James S. Heiser	14,350	99,699
Anthony J. Reardon	0	0
John J. Walsh	0	0
Samuel D. Williams	11,500	101,736
David H. Dittemore	31,250	125,132

2006 Pension Benefits Table

The Corporation does not provide pension benefits to any of its named executive officers.

2006 Nonqualified Deferred Compensation Table

Executive officers may elect to defer each year up to a maximum of $30,000 of salary plus 100% of any additional compensation other than salary that is payable to the executive officer. Interest is paid by the Corporation on such deferred compensation at the “reference rate” of Bank of America in effect from time to time. Deferred compensation is generally payable in the event of death, disability, retirement or other termination of employment, or upon a finding of financial hardship in the sole discretion of the Compensation Committee of the Board of Directors. An executive officer may elect to receive payment of deferred compensation at any time (other than following the events specified in the preceding sentence), but in such circumstance the amount of deferred compensation paid is subject to a 10% penalty if paid prior to a change in control of the Corporation or a 5% penalty if paid following a change in control of the Corporation. During 2006, there were no contributions of deferred compensation by any named executive officer, no contributions by the Corporation to deferred compensation of any named executive officer, and no withdrawals or distributions of deferred compensation to any named executive officer.

The following table provides information on the aggregate interest accrued on deferred compensation during 2006 and the aggregate balance of deferred compensation at December 31, 2006 for the named executive officers.

Name	Aggregate Earnings In Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year-End ($)
Joseph C. Berenato	18,658	253,071
Gregory A. Hann	0	0
James S. Heiser	44,216	599,729
Anthony J. Reardon	0	0
John J. Walsh	0	0
Samuel D. Williams	25,589	360,646
David H. Dittemore	0	0

(1)	A portion of the amounts in this column is included in the amounts in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Potential Payments Upon Termination or Change in Control

Payments and compensation may be made to the named executive officers upon termination of employment or following a change in control of the Corporation under stock option agreements, key executive severance agreements and the unwritten severance practice of the Corporation. As used herein, a change in control of the Corporation means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in certain circumstances by The Clark Estates, Inc., of 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Company.

Stock options become fully exercisable immediately in the event of a change in control of the Corporation. The amounts in the table below in the column “Change in Control” reflect the value of unexercisable stock options as of December 31, 2006, the vesting of which would be accelerated upon a change in control of the Corporation.

Messrs. Berenato, Heiser, Reardon and Williams each are parties to key executive severance agreements entered with the Corporation. The key executive severance agreements provide that if the employment of an executive officer is terminated without cause (as defined in the agreements), except in the event of disability or retirement, he shall be entitled to receive the following: (i) if the employment of the executive is terminated within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full salary for a period of two years, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of two years, or (ii) if the employment of the executive is terminated other than within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full salary for a period of one year, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid and continuation of benefits for a period of one year. In the event of a change in the executive’s position or duties, a reduction in the executive’s salary as increased from time to time, a removal from eligibility to participate in the Corporation’s bonus plan and other events as described in the agreements, then the executive shall have the right to treat such event as a termination of his employment by the Corporation without cause and to receive the payments and benefits described above. The events described in the preceding sentence are referred to as a “Termination by the Executive for Good Reason” in the table below.

The Corporation also has an unwritten severance practice which applies in the event of the termination without cause of an executive officer. The unwritten severance practice provides for salary continuation, certain benefits continuation and continuation of stock option vesting and exercisability for a period from three (3) to twelve (12) months following termination depending on the length of service of the executive officer and the business reasons for the termination. Under the unwritten severance practice, an executive officer must agree to release the Corporation from liability and to certain limitations on solicitation of employees and customers during the period of salary continuation. Benefits under the unwritten severance practice are in addition to benefits under the key executive severance agreements described above.

The amounts in the table below in the columns “Termination Before Change in Control” and “Termination After Change in Control” represent the aggregate amounts payable to each of the named executive officers pursuant to the key executive severance agreements and the unwritten severance practice combined. For purposes of the table, it has been assumed that twelve (12) months of salary, benefits and stock option vesting continuation would be provided to each of the named executive officers under the Corporation’s unwritten severance practice. Stock option vesting continuation would apply only in the event of termination before a change in control, since stock options vest immediately in the event of a change in control regardless of whether the employment of an executive is terminated.

Name	Benefit	Termination Before Change in Control		Termination After Change in Control		Change in Control w/o Termination ($)
		By Corporation w/o Cause ($)	By Executive for Good Reason ($)	By Corporation w/o Cause ($)	By Executive for Good Reason ($)
Joseph C. Berenato	Salary Continuation(1)	940,000	470,000	1,410,000	940,000	0
	Benefits Continuation	20,693	10,347	31,040	20,693	0
	Stock Option Vesting Continuation(2)	246,100	0	0	0	0
	Stock Option Vesting Acceleration(2)	0	0	0	0	314,250

	Total	1,206,793	480,347	1,441,040	960,693	314,250

Gregory A. Hann	Salary Continuation(1)	280,000	0	280,000	0	0
	Benefits Continuation	9,410	0	9,410	0	0
	Stock Option Vesting Continuation(2)	0	0	0	0	0
	Stock Option Vesting Acceleration(2)	38,300	0	0	0	76,600

	Total	327,710	0	289,410	0	76,600

James S. Heiser	Salary Continuation(1)	530,000	265,000	795,000	530,000	0
	Benefits Continuation	14,968	7,484	22,452	14,968	0
	Stock Option Vesting Continuation(2)	115,600	0	0	0	0
	Stock Option Vesting Acceleration(2)	0	0	0	0	149,675

	Total	660,568	272,484	817,452	544,968	149,675

Anthony J. Reardon	Salary Continuation(1)	500,000	250,000	750,000	500,000	0
	Benefits Continuation	14,710	7,355	22,065	14,710	0
	Stock Option Vesting Continuation(2)	186,945	0	0	0	0
	Stock Option Vesting Acceleration(2)	0	0	0	0	227,835

	Total	701,655	257,355	772,065	514,710	227,835

John J. Walsh	Salary Continuation(1)	245,000	0	245,000	0	0
	Benefits Continuation	9,157	0	9,157	0	0
	Stock Option Vesting Continuation(2)	33,138	0	0	0	0
	Stock Option Vesting Acceleration(2)	0	0	0	0	107,665

	Total	287,295	0	254,157	0	107,665

Samuel D. Williams	Salary Continuation(1)	374,000	187,000	561,000	374,000	0
	Benefits Continuation	13,534	6,767	20,301	13,534	0
	Stock Option Vesting Continuation(2)	65,950	0	0	0	0
	Stock Option Vesting Acceleration(2)	0	0	0	0	82,988

	Total	453,484	193,767	581,301	387,534	82,988

(1)	The amounts of salary continuation are based on the salary of each of the named executives at December 31, 2006.
(2)	These amounts are calculated based on the difference between the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2006 ($22.88) and the exercise prices of the unexercisable stock options held by the named executive officers on December 31, 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors of the Corporation that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Corporation’s annual report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee,

Thomas P. Mullaney—Chairman
Ralph D. Crosby, Jr.
Robert D. Paulson

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Corporation’s financial statements and internal control over financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the internal control over financial reporting. The Corporation’s independent auditors are responsible for expressing opinions on the conformity of the audited financial statements to generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements and the Corporation’s internal control over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditors provision of information technology services and other non-audit services to the Corporation is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

H. Frederick Christie—Chairman
Eugene P. Conese, Jr.
Robert C. Ducommun

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

2. APPROVAL OF 2007 STOCK INCENTIVE PLAN

Introduction

On March 20, 2007, the Corporation adopted the 2007 Stock Incentive Plan (the “2007 Stock Plan”) to provide stock awards of up to 600,000 shares of Common Stock of the Corporation, subject to shareholder approval. Shareholders are being asked to approve the 2007 Stock Plan at the Annual Meeting. The Corporation currently administers its equity-based compensation programs under the 2001 Stock Incentive Plan, an amendment to which was approved at the 2004 Annual Meeting. As of the Record Date, 19,550 shares remained available for issuance under the 2001 Stock Incentive Plan. Because the Corporation anticipates that its equity-based compensation needs will soon exceed the remaining shares available under the 2001 Stock Incentive Plan, the Board of Directors of the Corporation adopted the 2007 Stock Plan.

The following is a description of the material features of the 2007 Stock Plan. The complete text of the 2007 Stock Plan, as approved by the Board of Directors, is attached hereto as Appendix B to this Proxy Statement. The following discussion is qualified in all respects by reference to Appendix B. The term “employees” in the following discussion is used to refer to officers and directors and other employees of the Corporation and its subsidiaries.

The purpose of the 2007 Stock Plan is to enable the Corporation and its subsidiaries to attract, retain and motivate employees by providing for or increasing their proprietary interests in the Corporation. Employees of the Corporation and its subsidiaries will be eligible to be considered for the grant of awards under the 2007 Stock Plan. As of the Record Date, approximately 7 nonemployee directors, 7 executive officers and 40 other employees of the Corporation were so eligible.

The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 2007 Stock Plan is 600,000, subject to adjustments to prevent dilution; provided, however, only 200,000 of such shares may be issued pursuant to “full-value awards” (meaning awards other than stock options or stock appreciation rights). Under the 2007 Stock Plan, no single participant may be granted awards covering more than 600,000 shares of Common Stock in any fiscal year.

Shares of Common Stock issued under the 2007 Stock Plan may be either authorized and unissued shares or previously issued shares acquired by the Corporation. On forfeiture, termination or expiration of an unexercised award under the plan, in whole or in part, the number of shares of Common Stock subject to such award again become available for grant under the 2007 Stock Plan. The 2007 Stock Plan provides that shares retained by or delivered to the Corporation to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, unissued shares resulting from the settlement of stock appreciation rights in stock, and shares purchased by the Corporation in the open market do not become available for issuance as future awards under the plan.

Section 162(m) of the Code

The Board of Directors believes that it is in the best interests of the Corporation and its shareholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the Corporation’s executive officers can qualify for deductibility by the Corporation for federal income tax purposes. Accordingly, the 2007 Stock Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In general, under Section 162(m), in order for the Corporation to be able to deduct compensation in excess of $1 million paid in any one year to the Corporation’s chief executive officer or any of the Corporation’s four other most highly compensated executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Corporation’s shareholders. For purposes of Section 162(m) the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal be based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the 2007 Stock Plan, each of these aspects is discussed below, and shareholder approval of the plan is intended to constitute approval of each of these aspects of the plan for purposes of the approval requirements of Section 162(m).

Administration

The 2007 Stock Plan will be administered by the Compensation Committee, which will be a committee of two or more independent directors appointed by the Board of Directors of the Corporation (the “Committee”), or by the Board of Directors as a whole for issuances of awards to directors. The Committee has full and final authority to select the employees to receive awards and to grant such awards. Subject to the provisions of the 2007 Stock Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon achievement by the Corporation of specified performance criteria. The expenses of administering the 2007 Stock Plan will be borne by the Corporation.

In addition, the Committee has the authority to delegate to one or more officers of the Corporation the authority to perform any or all things that the Committee is authorized and empowered to do or perform under the 2007 Stock Plan; provided, however, that the resolution or policy so authorizing such officer or officers must specify the total number of awards (if any) such officer or officers may award pursuant to such delegated authority, and that any such award shall be subject to the form of award agreement approved by the Committee. All decisions and actions of the Committee are final. Subject to certain limitations, the Committee has the authority to delegate the administration of the plan, and the plan permits the Corporation’s Board of Directors to exercise the Committee’s powers, other than with respect to matters required by law to be determined by the Committee. The Committee does not have the authority to reduce the exercise price for any stock option or stock appreciation right by repricing or replacing such stock option or stock appreciation right unless the Corporation has obtained the prior consent of its shareholders.

Awards

The 2007 Stock Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Common Stock or any other security or benefit with an exercise or conversion privilege at a price related to Common Stock or with a value derived from the value of Common Stock. Awards to employees are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, restricted stock units, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Any stock option granted to an employee may be a tax-benefited incentive stock option (an “Incentive Stock Option”) or a nonqualified stock option that is not tax-benefited (a “Nonqualified Option”). An award to an employee may consist of one such security or benefit or two or more of them in tandem or in the alternative. Common Stock may be issued pursuant to awards under the 2007 Stock Plan for any lawful consideration as determined by the Committee, including, without limitation, services rendered by a recipient of an award under the 2007 Stock Plan.

The exercise or base price for any stock option or stock appreciation right granted may not be less than the fair market value of the Common Stock subject to that award on the grant date. There is one exception to this requirement. This exception allows the exercise or base price per share with respect to an award that is granted in connection with a merger or other acquisition as a substitute or replacement award for awards held by employees or directors of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise or base price is based on an adjustment method or formula set forth in the terms of the awards held by such individuals or in the terms of the agreement providing for such merger or other acquisition. The term of all stock options and stock appreciation rights granted under the 2007 Stock Plan may not exceed 10 years.

An award to an employee may permit the employee to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, and/or to pay all or part of such employee’s tax withholding obligation with respect to such issuance, by (i) delivering previously owned shares of capital stock of the Corporation or other property, (ii) reducing the amount of shares or other property otherwise issuable pursuant to the award or (iii) delivering a promissory note, the terms and conditions of which will be determined by the Committee.

The vesting of restricted stock, restricted stock unit, performance share, performance unit and other similar awards granted under the Plan will occur when and in such installments and/or pursuant to the achievement of such performance criteria, in each case, as the Committee, in its sole and absolute discretion, shall determine. The performance criteria for any such awards (or portions thereof) that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more “Qualifying Performance Criteria” selected by the Committee and specified when such award is granted.

Under the 2007 Stock Plan, “Qualifying Performance Criteria” means the specific objectives that may be established by the Committee, from time to time, with respect to a grant, which objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the Corporation as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: earnings per share (diluted and/or basic), revenue, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Corporation’s financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the 2007 Stock Plan or any other compensation arrangement maintained by the Corporation.

Acceleration

An award granted under the 2007 Stock Plan to an employee may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Corporation or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Corporation or other significant corporate transaction.

Duration of the 2007 Stock Plan

Awards may not be granted under the 2007 Stock Plan after the tenth anniversary of the adoption of the 2007 Stock Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award after the twentieth anniversary of the adoption of the 2007 Stock Plan.

Amendment and Termination

Subject to limitations imposed by law, the Board of Directors of the Corporation may amend or terminate the 2007 Stock Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the 2007 Stock Plan of any rights thereunder without his or her consent.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made under the 2007 Stock Plan. The benefits that will be awarded or paid under the 2007 Stock Plan are not currently determinable. On the Record Date, the closing sales price of the Common Stock on the New York Stock Exchange was $25.78.

Federal Income Tax Treatment

The following is a brief description of the anticipated federal income tax treatment that generally will apply to options granted under the 2007 Stock Plan, based on federal income tax laws in effect on the date of this Proxy Statement. The exact federal income tax treatment of options will depend on the specific circumstances of the optionee. No information is provided herein with respect to estate, inheritance, gift, state, or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an option or the disposition of any acquired shares under those laws. Optionees are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of options, and the disposition of any acquired shares.

Incentive Stock Options

Pursuant to the 2007 Stock Plan, employees may be granted options which are intended to qualify as Incentive Stock Options under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, the optionee is not taxed and the Corporation is not entitled to a deduction on the grant or the exercise of an Incentive Stock Option. If the optionee sells the shares acquired upon the exercise of an Incentive Stock Option (“Incentive Stock Option Shares”) at any time after the later of (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such Incentive Stock Option and (b) two years after the date of grant of such Incentive Stock Option (the “Incentive Stock Option holding period”), then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price paid for the Incentive Stock Option Shares, and the Corporation will not be entitled to any deduction. However, if the optionee disposes of the Incentive Stock Option Shares at any time during the Incentive Stock Option holding period, then (1) the optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the Incentive Stock Option Shares on the date of exercise, (2) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the Incentive Stock Option Shares on the date of exercise, over the exercise price paid for the Incentive Stock Option Shares, (3) the optionee will recognize capital loss equal to the excess, if any, of the exercise price paid for the Incentive Stock Option Shares over the sales price of the Incentive Stock Option Shares, and (4) the Corporation will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

Nonqualified Options

The grant of a Nonqualified Option is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise of the Nonqualified Option (“Nonqualified Option Shares”) over the exercise price of such option, and the Corporation will be entitled to a deduction equal to such amount. A subsequent sale of the Nonqualified Option Shares generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for such shares plus the ordinary income recognized with respect to such shares. If an optionee receives a Nonqualified Option having an exercise price that is only a small fraction of the value of the underlying Nonqualified Option Shares on the date of grant, such optionee may be required to include the value of the option in taxable income at the time of grant.

Miscellaneous Tax Issues

Awards may be granted under the 2007 Stock Plan that do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Corporation will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 2007 Stock Plan.

Special rules will apply in cases where an optionee pays the exercise or purchase price of the option or applicable withholding tax obligations under the 2007 Stock Plan by delivering previously owned Common Stock or by reducing the amount of Common Stock otherwise issuable pursuant to the option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares.

The 2007 Stock Plan provides that, in the event of certain changes in ownership or control of the Corporation, the right to exercise options otherwise subject to a vesting schedule may be accelerated. In the event such acceleration occurs and depending upon the individual circumstances of the recipient, certain amounts with respect to such options may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any “excess parachute payments” and the Corporation will be denied any deduction with respect to such payment. Optionees should consult their tax advisors as to whether accelerated vesting of an option in connection with a change in ownership or control of the Corporation would give rise to an excess parachute payment.

As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either of their own or when combined with all other types of compensation received by a covered employee from the Corporation, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable U.S. Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)), and (iv) the exercise price of the options is no less than the fair market value of the stock on the date of the grant; or (b) the award is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal approved by stockholders and established by the compensation committee while the outcome is substantially uncertain. The plan is designed to allow grants of stock options and stock appreciation rights that are “performance based” within this definition.

The affirmative vote of a majority of the shares of the Corporation’s Common Stock represented in person or by proxy and entitled to vote at a duly held shareholder’s meeting is required for the approval of the 2007 Stock Incentive Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2007 STOCK INCENTIVE PLAN.

REPORTS

The Annual Report of the Corporation for the fiscal year ended December 31, 2006, describing the Corporation’s operations and including audited financial statements and information about the executive officers of the Corporation, has been mailed prior to or concurrently with this Proxy Statement. The Corporation will provide a copy of its most recent report to the SEC on Form 10-K upon the written request of any beneficial owner of the Corporation’s securities as of the Record Date for the Annual Meeting of Shareholders without charge except for the cost of reproducing Exhibits. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary.

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Corporation has received contrary instructions from one or more of the shareholders. The Corporation will deliver promptly upon a written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary, or by telephone at (310) 513-7280. Shareholders sharing an address also may request delivery of a single copy of Annual Reports and/or Proxy Statements if they are receiving multiple copies of Annual Reports and/or Proxy Statements by notifying the Corporation at the address listed above.

INDEPENDENT ACCOUNTANTS

The Corporation’s independent accountants selected for the current fiscal year, as well as for the fiscal year ended December 31, 2006, are PricewaterhouseCoopers LLP. A representative of such firm is expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders in attendance.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended December 31, 2006 and December 31, 2005, PricewaterhouseCoopers LLP, the Corporation’s independent public accountants, billed the Corporation for the following professional services rendered:

Audit Fees

For professional services rendered for the audit of the Corporation’s annual financial statements, review of the financial statements included in the Corporation’s Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings for these years, PricewaterhouseCoopers LLP billed the Corporation an aggregate of $1,226,431 and $1,184,166 for the fiscal years ended December 31, 2006 and December 31, 2005, respectively.

Audit-Related Fees

For the fiscal years ended December 31, 2006 and December 31, 2005, PricewaterhouseCoopers LLP billed the Corporation an aggregate of $0 and $1,030, respectively, for professional services rendered for audit-related services related to financial assurance procedures for certain environmental matters.

Tax Fees

For the fiscal years ended December 31, 2006 and December 31, 2005, PricewaterhouseCoopers LLP billed the Corporation an aggregate of $216,966 and $209,569, respectively, for professional services rendered for reviews of federal and state tax returns, and tax planning primarily related to research and development tax credits, foreign sales and sales and use tax.

All Other Fees

For the fiscal years ended December 31, 2006 and December 31, 2005, PricewaterhouseCoopers LLP billed the Corporation for all other fees not described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” $26,660 and $0, respectively, for acquisition-related services.

Policy for Pre-Approval of Independent Accountant Services

For audit services, the independent accountant provides the Audit Committee with an engagement letter prior to or during the fourth quarter of each year outlining the scope of audit services to be performed in connection with the year-end audit, the quarterly financial statement reviews for the three quarters of the following year, and other audit-related services (which are services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements) and the proposed audit service fees related thereto. If approved by the Audit Committee, this engagement letter is formally signed by the chairman of the Audit Committee acting on behalf of the Audit Committee.

For non-audit services, Corporation management submits to the Audit Committee for approval in the fourth quarter of each year a schedule of non-audit services that it recommends the Audit Committee engage the independent accountant to provide in connection with the year-end audit and during the following year. The schedule includes a description of the planned non-audit services and an estimated budget for such services. To ensure the prompt handling of unexpected requirements, the Audit Committee has delegated to the chairman of the Audit Committee the authority to amend, supplement or modify the schedule of approved permissible non-audit services. The chairman of the Audit Committee reports any such actions taken to the Audit Committee at the next Audit Committee meeting.

The Audit Committee pre-approved 100% of the aggregate fees of the independent accountant for 2006 and 2005.

3. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2007. The Board of Directors urges you to vote for ratification of that appointment. A representative of PricewaterhouseCoopers LLP plans to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

SHAREHOLDER PROPOSALS

From time to time individual shareholders of the Corporation may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Corporation’s annual proxy materials. All such written proposals must be received by the Secretary of the Corporation no later than November 27, 2007 and must comply with the SEC regulations, in order to be considered for inclusion in the Corporation’s 2008 proxy materials.

For business to be considered at the Corporation’s 2008 Annual Meeting of Shareholders, written proposals must be received by the Secretary of the Corporation no later than February 8, 2008.

OTHER BUSINESS

The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors

James S. Heiser
Secretary

Carson, California

March 26, 2007

APPENDIX A

DUCOMMUN INCORPORATED

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

1. Members. The Board of Directors (the “Board”) of Ducommun Incorporated (the “Company”) shall appoint an Audit Committee of at least three members, consisting entirely of independent directors, and will designate one member as chairperson. Members of the Audit Committee are appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. For purposes hereof, an “independent” director is a director who meets the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) definition of “independence,” as determined by the Board. Members of the Audit Committee may be removed at any time by the Board.

Each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise, as determined by the Board. In addition, at least one member of the Audit Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with SEC rules. Members of the Audit Committee may not simultaneously serve on the audit committees of more than two other public companies (in addition to the Company).

2. Purposes, Duties, and Responsibilities. The purposes of the Audit Committee shall be to represent and assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement filed with the SEC.

The specific duties and responsibilities of the Audit Committee will be to:

(a) Be directly responsible, in its capacity as a Committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditor. In this regard, the Audit Committee shall appoint and retain, compensate, evaluate, and terminate, when appropriate, the independent auditor, which shall report directly to the Audit Committee.

(b) Obtain and review, at least annually, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues.

(c) Approve in advance all audit services to be provided by the independent auditor. (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved.)

(d) Establish policies and procedures for the engagement of the independent auditor to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditor.

(e) Consider, at least annually, the independence of the independent auditor, including whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the independent auditor describing any relationships between the independent auditor and the Company or any other relationships that may adversely affect the independence of the auditor.

(f) Review and discuss with the independent auditor: (i) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit

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work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, and (ii) any reports of the independent auditor with respect to interim periods.

(g) Review and discuss with management and the independent auditor the annual audited and quarterly financial statements of the Company, including: (i) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical, and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the independent auditor as required by SEC rules.

(h) Recommend to the Board based on the review and discussion described in paragraphs (e)–(g) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(i) Review and discuss the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the independent auditor or management.

(j) Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

(k) Review and discuss corporate policies with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such review and discussion may be done generally, and the Audit Committee need not review and discuss each earnings press release or each instance of earnings guidance.

(l) Review and discuss the Company’s policies with respect to risk assessment and risk management.

(m) Establish procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

(n) Establish policies for the hiring of employees and former employees of the independent auditor.

(o) Annually evaluate the performance of the Audit Committee and the adequacy of the Committee’s charter.

(p) Produce an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement filed with the SEC.

3. Outside Advisors. The Audit Committee will have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the full performance of its functions and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

4. Meetings. The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the independent auditor. The majority of the members of the Audit Committee constitutes a quorum. The Audit Committee shall report regularly to the full Board with respect to its meetings.

ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 25, 2004.

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APPENDIX B

DUCOMMUN INCORPORATED

2007 STOCK INCENTIVE PLAN

Section 1. PURPOSE OF PLAN

The purpose of the 2007 Stock Incentive Plan (the “Plan”) of Ducommun Incorporated, a Delaware corporation (the “Corporation”), is to enable the Corporation and its subsidiaries to attract, retain and motivate their employees and nonemployee directors by providing for or increasing the proprietary interests of such persons in the Corporation.

Section 2. PERSONS ELIGIBLE UNDER PLAN

Any person who is a current or prospective employee or a nonemployee director of the Corporation or any of its subsidiaries (a “Participant”) shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder.

Section 3. AWARDS

(a) The Board of Directors and/or the Committee (as hereinafter defined), on behalf of the Corporation, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock, par value $.01 per share, of the Corporation (“Common Shares”) or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

(b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, restricted stock units, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

(c) Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Board of Directors and/or the Committee, including, without limitation, services rendered by the recipient of such Award.

(d) Subject to the provisions of this Plan, the Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

(i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Corporation, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient’s tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

(A) the delivery of previously owned shares of capital stock of the Corporation (including “pyramiding”) or other property, provided that the Corporation is not then prohibited from purchasing or acquiring shares of its capital stock or such other property,

(B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award, or

(C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee.

(ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Board of Directors and/or the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Corporation, an acquisition of a specified percentage of the voting power of the Corporation, the dissolution or liquidation of the Corporation, a sale of substantially all of the property and assets of the Corporation or an event of the type described in Section 7 hereof; or

(iii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an “Incentive Stock Option”), provided that the recipient of such Award is eligible under the Internal Revenue Code to receive an Incentive Stock Option.

(e) Notwithstanding anything herein to the contrary, with respect to stock options and stock appreciation rights issued under the Plan, the Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine the exercise or base price per Common Share subject to such Awards, which, in no event will be less than the Fair Market Value (as defined below) of the Common Shares on the date of grant; provided, however, that the exercise or base price per Common Share with respect to a stock option or stock appreciation right that is granted in connection with a merger or other acquisition as a substitute or replacement award for options and/or stock appreciation rights held by employees or directors of the acquired entity may be less than 100% of the Fair Market Value of the Common Shares on the date such Award is granted if such exercise or base price is based on an adjustment method or formula set forth in the terms of the awards held by such individuals or in the terms of the agreement providing for such merger or other acquisition. For purposes of the Plan, the term “Fair Market Value” means, as of any given date, the closing sales price on such date (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on the New York Stock Exchange Composite Tape.

(f) The Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine the term of each stock option and stock appreciation right awarded under the Plan, which in no case shall exceed a period of ten (10) years from the date of grant.

(g) Other than in connection with a change in the Corporation’s capitalization (as described in Section 7) the exercise or base price of a stock option or stock appreciation right may not be reduced without shareholder approval (including canceling previously granted Awards and regranting them with a lower exercise or base price).

(h) Notwithstanding anything herein to the contrary, the grant, issuance, retention, vesting and/or settlement of restricted stock, restricted stock unit, performance share, performance unit and other similar Awards will occur when and in such installments and/or pursuant to the achievement of such performance criteria, in each case, as the Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine. In addition, the performance criteria for any such Awards (or portions thereof) that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when such Award is granted.

(i) For purposes of the Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: earnings per share (diluted and/or basic), revenue, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Corporation’s financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Corporation.

Section 4. STOCK SUBJECT TO PLAN

(a) The aggregate number of Common Shares issued and issuable pursuant to all Awards granted under this Plan shall not exceed 600,000, subject to adjustment as provided in Section 7 hereof; provided however, that no more than 200,000 of such Common Shares may be issued pursuant to Awards other than stock options and stock appreciation rights.

(b) For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued under this Plan at any time shall equal only the number of Common Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Common Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Common Shares are: (i) Common Shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) Common Shares used to pay the exercise or purchase price of a stock option or other Award, (iii) Common Shares delivered to or withheld by the Corporation to pay the withholding taxes related a stock option or stock appreciation right, or (iv) Common Shares repurchased on the open market with the proceeds of a stock option exercise. Common Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Common Shares subject to Awards settled in cash shall not count as Common Shares issued under this Plan.

(c) The aggregate number of Common Shares subject to Awards under this Plan during any calendar year to any one Participant shall not exceed 600,000.

Section 5. DURATION OF PLAN

Awards shall not be granted under this Plan after March 20, 2017. Although Common Shares may be issued after March 20, 2017 pursuant to Awards granted prior to such date, no Common Shares shall be issued under this Plan after March 20, 2027.

Section 6. ADMINISTRATION OF PLAN

(a) This Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), or, in the absence of a Committee, the Board of Directors itself. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award otherwise intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors action shall control. The Committee may by resolution or written policy authorize one or more officers of the Corporation to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution or policy so authorizing such officer or officers shall specify that the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority shall not exceed the annual allotment of shares approved by the Committee, and any such Award shall be subject to the form of award agreement theretofore approved by the Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Corporation or any subsidiary, and/or to one or more agents.

(b) Subject to the provisions of this Plan, the Board of Directors and/or the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

(i) adopt, amend and rescind rules and regulations relating to this Plan;

(ii) determine which persons are Participants and to which of such Participants if any, Awards shall be granted hereunder;

(iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

(iv) determine the extent to which adjustments are required pursuant to Section 7 hereof;

(v) interpret and construe this Plan and the terms and conditions of all Awards granted hereunder; and

(vi) to make all other determinations deemed necessary or advisable for the administration of this Plan.

Section 7. ADJUSTMENTS

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Corporation are sold, then, unless the terms of such transaction shall provide otherwise, the Board of Directors and/or the Committee shall make appropriate and proportionate adjustments in (a) the number and type of, and exercise price for, shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan, (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan, and (c) the number and type of shares or other securities subject to the individual limits set forth in Section 4 of this Plan.

Section 8. AMENDMENT AND TERMINATION OF PLAN

The Board of Directors may amend or terminate this Plan at any time and in any manner, provided, however, that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto. In addition, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in any award agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award.

Section 9. EFFECTIVE DATE OF PLAN

This Plan shall be effective as of March 20, 2007 provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Corporation present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

Section 10. LEGAL REQUIREMENTS

(a) No Common Shares issuable pursuant to an Award shall be issued or delivered unless and until, in the opinion of counsel for the Corporation, all applicable requirements of federal, state and other securities laws, and the regulations promulgated thereunder, and any applicable listing requirements of any stock exchange on which shares of the same class are then listed, shall have been fully complied with. The Corporation shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Corporation and its subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Award shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Award is effective and current or the Corporation has determined that such registration is unnecessary.

(b) It is the Corporation’s intent that the Plan shall comply in all respects with Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time. If any provision of the Plan is found not to be in compliance with Rule 16b-3 of the Exchange Act, such provision shall be null and void.

(c) The Committee may provide that the Common Shares issued upon exercise of an Award or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Award or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Corporation equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Corporation in order to satisfy tax withholding or other obligations.

DUCOMMUN INCORPORATED

PROXY

23301 WILMINGTON AVE., CARSON, CALIFORNIA 90745-6209

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 2, 2007

The undersigned hereby appoints JAMES S. HEISER and SAMUEL D. WILLIAMS, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 12, 2007, at the Annual Meeting of Shareholders to be held on May 2, 2007, and at any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED ON OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

		Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	WITHHELD FOR ALL
1. ELECTION OF DIRECTORS	☐	☐

Nominees: H. Frederick Christie, Robert C. Ducommun, Eric K. Shinseki

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below).

	FOR	AGAINST	ABSTAIN
2. APPROVAL OF 2007 STOCK INCENTIVE PLAN	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. RATIFICATION OF INDEPENDENT ACCOUNTANTS	☐	☐	☐

Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2007.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature(s)		Dated: , 2007
Please sign exactly as the name appears below. When shares are held by joint-tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE